Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact: Samuel G. Stone
Date Submitted: January 29, 2013	Executive Vice President and
NASDAQ Symbol: FBMI	Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Highlights Include:

●
For 2012, diluted earnings per share of $1.16 were 132% over the $0.50 for 2011, as earnings per share of $0.35 in the fourth quarter of 2012 exceeded the $0.22 of the fourth quarter of 2011 and were the highest level since 2007

●	Increases in book value per share, tangible book value per share, and dividends
●	Provision expense of $1.3 million in the fourth quarter of 2012 decreased by $1.3 million from year ago fourth quarter
●	Fourth quarter 2012 net charge-offs declined to $1.3 million compared to $3.0 million in fourth quarter 2011
●	Ratio of allowance for loan losses to loans increased to 2.21% at December 31, 2012, compared to 2.14% a year ago, as provision exceeded net charge-offs in 2012
●	Other real estate owned declined to $2.9 million at December 31, 2012, compared to $5.3 million at December 31, 2011
●	Implementing plans to streamline the legal structure of the company
●	Equity ratios remained strong with all affiliate banks continuing to exceed regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $2,998,000 for the fourth quarter of 2012, increasing 39% from $2,150,000 for the fourth quarter of 2011, with net income available to common shareholders of $2,783,000 in the fourth quarter of 2012 increasing 61% from $1,731,000 in the fourth quarter of 2011. Earnings per share were $0.35 in the fourth quarter of 2012 compared to $0.22 in the fourth quarter of 2011. Returns on average assets and average equity for the fourth quarter of 2012 were 0.79% and 8.1%, respectively, compared to 0.55% and 5.5% respectively in the fourth quarter of 2011.

For the twelve months of 2012, net income of $10,534,000 increased 87% over the $5,623,000 earned in 2011. Net income available to common shareholders of $9,259,000 increased 135%, and diluted earnings per share of $1.16 increased 132% over the $0.50 per share earned in 2011.

Firstbank plans to effect the consolidation of its four Firstbank charters into one bank charter on February 1, 2013, with Keystone Community Bank continuing as a separate charter. All regulatory approvals have been received.

Fourth quarter 2012 results included one-time non-recurring expenses of $600,000 related to closing five branches of the Firstbank banks, certain supplies inventory adjustments, and other consolidation costs. For the full year, 2012 results also included, as previously disclosed, one-time non-recurring expenses of $170,000 (non-tax-deductible) related to the auction and repurchase of preferred shares, $154,000 related to another branch closing, and $750,000 to establish a reserve for mortgage put-backs. Some of this expense was partially offset by a one-time non-recurring income item of $178,000 (non-taxable) related to a director benefit plan of an affiliate bank.

Book value per share and tangible book value per share increased in the fourth quarter of 2012 as earnings exceeded dividends, including the special dividend of $0.20 per share paid to common shareholders on December 31st. In the first quarter of 2012 a dividend of $0.06 was paid of which $0.05 was identified as relating to 2011. Ignoring the $0.05 attributed to 2011, the special dividend in the fourth quarter of 2012 would bring total dividends per share paid in 2012 to $0.24, equal to 21% of earnings per share for the year. Book value per share increased to $16.37 at December 31, 2012, from $16.24 at September 30, 2012, and $15.53 at December 31, 2011. Tangible book value per share increased to $11.78 at December 31, 2012, from $11.64 at September 30, 2012, and $10.85 at December 31, 2011.

The provision for loan losses, at $1,338,000 in the fourth quarter of 2012, was 1.9% less than the amount required in the third quarter of 2012 and was 49% less than the amount in the year-ago fourth quarter. The provision expense of $1,338,000 exceeded fourth quarter net charge-offs of $1,331,000, and the total provision in 2012 of $7,690,000 exceeded net charge-offs of $7,370,000. The level of provision expense and other expenses related to management and collection of the loan portfolio continue to be the major impediments to higher levels of profitability.

Net interest income, at $13,344,000 in the fourth quarter of 2012 decreased 3.7% compared to the fourth quarter of 2011. Net interest income decreased as a result of a 16 basis point decline in net interest margin compared to the year-ago fourth quarter.

Firstbank’s net interest margin was 3.91% in the fourth quarter of 2012, decreasing from 3.99% in the third quarter of 2012 and 4.07% in the fourth quarter of 2011. Loan demand remains weak, resulting in the allocation of more earning assets to the investment portfolio versus the higher-yielding loan portfolio. Also, competitive pricing pressure is forcing yields lower on some loan renewals. The cost of funds to average earning assets declined by 7 basis points, to 0.52% in the fourth quarter of 2012 from 0.59% in the third quarter of 2012, while the yield on average earning assets declined by a greater 15 basis points, to 4.42% in the fourth quarter of 2012 from 4.57% in the third quarter of 2012.

Total non-interest income, at $3,411,000 in the fourth quarter of 2012, was 12.7% higher than in the fourth quarter of 2011. Mortgage refinance activity remains at a very strong level. Gain on sale of mortgages, at $1,707,000 in the fourth quarter of 2012, increased 2.8% compared to the third quarter of 2012 and was 2.7% above the year-ago level. The category of “other” non-interest income, at $703,000 in the fourth quarter of 2012, was 74% greater than the amount in the third quarter of 2012 and 109% more than in the fourth quarter of 2011. Included in this category of income was a $214,000 net gain on sale of other real estate owned in the fourth quarter of 2012, compared to a net gain of $64,000 in the third quarter of 2012 and a net gain of $18,000 in the fourth quarter of 2011. Adjustments to the fair value of loan rate and sale commitments contributed $104,000 to this category of income in the fourth quarter of 2012.

Total non-interest expense, at $11,174,000 in the fourth quarter of 2012, was 2.2% lower than the level in the third quarter of 2012 and was 0.5% lower than the level in the fourth quarter of 2011. Salaries and employee benefits were 3.2% lower than in the third quarter of 2012 and increased 6.3% compared to the year-ago quarter. For the fourth quarter of 2012 compared to the prior quarter, the salary and wage component decreased 0.6%, and benefits decreased 13.5%, with the decline in benefits expense mostly due to the ability to reduce expense accruals in the self-insured medical plan. Occupancy and equipment costs were 1.4% less than the amount in last year’s fourth quarter. FDIC insurance premium expense, at $256,000 in the fourth quarter of 2012, was 28% less than the level in the fourth quarter of 2011 due to the timing of expense recognition in 2011 related to the FDIC’s change in methodology for assessing premiums based on assets rather than deposits. In 2012 FDIC insurance premium expense was down 22% from year ago due to that change in the FDIC’s method of calculation. The category of “other” non-interest expense, totaling $3,899,000 in the fourth quarter of 2012, decreased 0.6% compared to the third quarter of 2012 and decreased 5.4% compared to the fourth quarter of 2011, due to several factors. There was no additional amount expensed to add to the reserve for potential losses on mortgage put-backs, compared to $500,000 that was expensed in the third quarter of 2012. Offsetting this beneficial comparison was a $600,000 one-time charge to cover the costs of closing five branches as previously announced, certain adjustments to supplies inventory, and other consolidation related expenses. Write-downs of valuations of other real estate owned (OREO) and expenses related to OREO also vary quarter to quarter and impact the other expense category. Write-downs of valuations of other real estate owned were $193,000 in the fourth quarter of 2012, decreased significantly from $341,000 in the third quarter of 2012 and $759,000 in the fourth quarter of 2011.

Mr. Sullivan stated, “The fourth quarter was a good capstone to a year of significant accomplishments for our company. We significantly improved our credit quality metrics, significantly reduced net charge-offs of loans and provision expense, significantly reduced our other real estate owned, and completely exited the TARP/CPP program with private investors  having the confidence in our company to purchase $17 million of our preferred stock. We also significantly increased earnings and earnings per share, restored our dividend on common stock to an annual rate of $0.24 per share – a level which gives our stock a 2.2% dividend yield based on recent market prices, positioned the company for the future by acting to reduce regulatory burden through consolidation of bank charters, and saw our stock price increase 108% on the year.

“We are enthusiastic about the opportunities for 2013 and the potential to see further improvement in credit metrics, allowing reduced provision and other costs related to managing problem loans. We are very pleased with the planning for the bank charter consolidations and confident that we have designed a structure for operating the company that will preserve our community bank nature , our way of serving our customers’ needs, and the input and guidance of directors in our local markets. The whole industry and indeed the nation face economic challenges, but we feel very well positioned to succeed in the environment that lies ahead and to continue improvements in profitability.

“All of our dedicated employees and directors deserve much credit for their hard work and service to our customers and shareholders, and we thank them for their efforts and success.”

Total assets of Firstbank Corporation at December 31, 2012, were $1.499 billion, an increase of 0.9% from year-ago. Evidencing the weak loan demand in our markets, total portfolio loans of $964 million decreased 1.4% from September 30, 2012, and decreased 2.0% from December 31, 2011. Commercial and commercial real estate loans decreased 2.8% from year ago, including a 1.8% decrease in the fourth quarter of 2012, and real estate construction loans decreased 2.9% from year ago, including a 4.8% increase in the fourth quarter of 2012. Residential mortgage loans decreased 2.4% from year ago, including a 1.7% decrease in the fourth quarter of 2012. Consumer loans increased 6.9% from year ago, including a 1.6% decrease in the fourth quarter of 2012. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak. Also, the strong mortgage refinance activity has resulted in many mortgage loans being financed in the secondary market rather than on the balance sheet of the company. Total deposits as of December 31, 2012, were $1.241 billion, compared to $1.221 billion at December 31, 2011, an increase of 1.7%. Core deposits at December 31, 2012, were 1.7% above the year-ago level, and they increased $17.6 million in the fourth quarter of 2012, mostly in non-interest bearing deposits.

Net charge-offs were $1,331,000 in the fourth quarter of 2012, reduced from $1,554,000 in the third quarter of 2012 and $2,975,000 in the fourth quarter of 2011. In the fourth quarter of 2012, net charge-offs annualized represented 0.55% of average loans, reduced from 0.63% in the third quarter of 2012 and 1.21% in the fourth quarter of 2011. For all of 2012, net charge-offs represented 0.75% of average loans, down from 1.37% in 2011.

At the end of the fourth quarter of 2012 the ratio of the allowance for loan losses to loans was 2.21%, up from 2.18% at September 30, 2012, and increased from 2.14% at December 31, 2011. Performing adjusted loans (troubled debt restructurings, or TDRs) were $20,722,000 at December 31, 2012, compared to $19,619,000 at September 30, 2012, and $18,929,000 at December 31, 2011. Loans past due over 90 days were $37,000 at December 31, 2012, down from $655,000 at September 30, 2012, and the $419,000 amount at December 31, 2011. Non-accrual loans were $15,668,000 at December 31, 2012, a decrease of 2.8% from the level at September 30, 2012, and a significant decrease of 31% from the $22,707,000 amount at December 31, 2011.

Other real estate owned was reduced to $2,925,000 at December 31, 2012, down 2.5% from the $3,001,000 level at September 30, 2012, and down 44% from the $5,251,000 level at December 31, 2011.

The ratio of average equity to average assets was a strong 9.7% in the third and fourth quarters of 2012. The decline in this ratio from 10.1% in the fourth quarter of 2011 reflects the repurchase earlier in the year of $16 million of the original $33 million outstanding of preferred stock and the repurchase and retirement of all outstanding warrants. All of Firstbank Corporation’s affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning the consolidation of existing banks and branches, future business growth, changes in interest rates, loan charge-off rates, demand for new loans, future profitability, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Twelve Months Ended:
	Dec 31	Sep 30	Dec 31	Dec 31	Dec 31
	2012	2012	2011	2012	2011
Interest income:
Interest and fees on loans	$13,769	$14,145	$14,958	$56,975	$61,465
Investment securities
Taxable	1,004	1,104	1,249	4,512	4,888
Exempt from federal income tax	324	272	274	1,169	1,118
Short term investments	49	53	35	210	173
Total interest income	15,146	15,574	16,516	62,866	67,644

Interest expense:
Deposits	1,428	1,588	2,206	6,626	10,891
Notes payable and other borrowing	374	444	452	1,748	2,081
Total interest expense	1,802	2,032	2,658	8,374	12,972

Net interest income	13,344	13,542	13,858	54,492	54,672
Provision for loan losses	1,338	1,364	2,611	7,690	13,337
Net interest income after provision for loan losses	12,006	12,178	11,247	46,802	41,335

Noninterest income:
Gain on sale of mortgage loans	1,707	1,661	1,662	6,523	3,683
Service charges on deposit accounts	1,053	1,048	1,095	4,219	4,492
Gain (loss) on trading account securities	3	(5)	(18)	4	(10)
Gain (loss) on sale of AFS securities	2	2	(37)	44	(38)
Mortgage servicing	(57)	(95)	(13)	(231)	108
Other	703	405	337	2,111	1,440
Total noninterest income	3,411	3,016	3,026	12,670	9,675

Noninterest expense:
Salaries and employee benefits	5,677	5,865	5,343	22,680	21,263
Occupancy and equipment	1,240	1,267	1,257	5,152	5,311
Amortization of intangibles	102	109	160	482	698
FDIC insurance premium	256	265	356	1,220	1,560
Other	3,899	3,923	4,120	15,148	14,721
Total noninterest expense	11,174	11,429	11,236	44,682	43,553

Income before federal income taxes	4,243	3,765	3,037	14,790	7,457
Federal income taxes	1,245	1,050	887	4,256	1,834
Net Income	2,998	2,715	2,150	10,534	5,623
Preferred Stock Dividends	215	220	419	1,275	1,679
Net Income available to Common Shareholders	$2,783	$2,495	$1,731	$9,259	$3,944

Fully Tax Equivalent Net Interest Income	$13,538	$13,719	$14,019	$55,176	$55,347

Per Share Data:
Basic Earnings	$0.35	$0.31	$0.22	$1.17	$0.50
Diluted Earnings	$0.35	$0.31	$0.22	$1.16	$0.50
Dividends Paid	$0.21	$0.01	$0.01	$0.29	$0.04

Performance Ratios:
Return on Average Assets (a)	0.79%	0.72%	0.55%	0.70%	0.38%
Return on Average Equity (a)	8.1%	7.4%	5.5%	7.0%	3.8%
Net Interest Margin (FTE) (a)	3.91%	3.99%	4.07%	3.99%	4.06%
Book Value Per Share (b)	$16.26	$16.24	$15.53	$16.26	$15.53
Tangible Book Value per Share (b)	$11.71	$11.64	$10.85	$11.71	$10.85
Average Equity/Average Assets	9.7%	9.7%	10.1%	10.0%	10.1%
Net Charge-offs	$1,331	$1,554	$2,975	$7,370	$13,749
Net Charge-offs as a % of Average Loans (c)(a)	0.55%	0.63%	1.21%	0.75%	1.37%

(a)  Annualized
(b)  Period End
(c)  Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Dec 31	Sep 30	Dec 31
	2012	2012	2011
ASSETS

Cash and cash equivalents:
Cash and due from banks	$38,544	$29,710	$40,151
Short term investments	63,984	45,192	35,665
Total cash and cash equivalents	102,528	74,902	75,816

Securities available for sale	353,684	350,231	346,618
Federal Home Loan Bank stock	7,266	7,266	7,266
Loans:
Loans held for sale	2,921	3,813	349
Portfolio loans:
Commercial	149,265	151,252	156,551
Commercial real estate	357,831	365,402	365,029
Residential mortgage	331,896	337,587	340,060
Real estate construction	58,530	55,855	60,280
Consumer	66,240	67,314	61,989
Total portfolio loans	963,762	977,410	983,909
Less allowance for loan losses	(21,340)	(21,332)	(21,019)
Net portfolio loans	942,422	956,078	962,890

Premises and equipment, net	24,356	24,926	25,087
Goodwill	35,513	35,513	35,513
Other intangibles	965	1,068	1,448
Other assets	29,107	28,313	30,312
TOTAL ASSETS	$1,498,762	$1,482,110	$1,485,299

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$251,109	$229,437	$214,904
Interest bearing accounts:
Demand	348,598	348,712	340,942
Savings	265,323	262,314	241,603
Time	358,791	365,745	405,385
Wholesale CD's	17,580	18,653	17,708
Total deposits	1,241,401	1,224,861	1,220,542

Securities sold under agreements to repurchase and overnight borrowings	42,785	45,927	46,784
FHLB Advances and notes payable	22,493	19,558	19,457
Subordinated Debt	36,084	36,084	36,084
Accrued interest and other liabilities	8,941	9,591	7,055
Total liabilities	1,351,704	1,336,021	1,329,922

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000 shares authorized, 33,000 outstanding	16,908	16,904	32,792
Common stock; 20,000,000 shares authorized	115,621	115,228	115,734
Retained earnings	10,921	9,812	3,955
Accumulated other comprehensive income/(loss)	3,608	4,145	2,896
Total shareholders' equity	147,058	146,089	155,377
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,498,762	$1,482,110	$1,485,299

Common stock shares issued and outstanding	8,001,903	7,952,502	7,892,486
Principal Balance of Loans Serviced for Others ($mil)	$608.2	$594.8	$599.3

Asset Quality Information:
Performing Adjusted Loans (TDRs) (b)	20,722	19,619	18,929
Loans Past Due over 90 Days	37	655	419
Non-Accrual Loans	15,668	16,112	22,707
Other Real Estate Owned	2,925	3,001	5,251
Allowance for Loan Loss as a % of Loans (a)	2.21%	2.18%	2.14%

Quarterly Average Balances:
Total Portfolio Loans (a)	$968,509	$982,144	$983,875
Total Earning Assets	1,381,004	1,371,768	1,369,931
Total Shareholders' Equity	145,186	143,805	151,442
Total Assets	1,496,135	1,483,546	1,492,870
Diluted Shares Outstanding	7,994,996	7,987,968	7,875,613

(a) Total Loans less loans held for sale
(b) Troubled Debt Restructurings in Call Reports